SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement              |_|  Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           COMMISSION FILE NO. 0-21534

                       CHILDREN'S BROADCASTING CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5)   Total fee paid:

          ----------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     3)   Filing Party:

          ----------------------------------------------------------------------
     4)   Date Filed:

          ----------------------------------------------------------------------

                       CHILDREN'S BROADCASTING CORPORATION
                            5501 EXCELSIOR BOULEVARD
                              MINNEAPOLIS, MN 55416
                                 (612) 925-8840



May 6, 1999



Dear Shareholder:

I am pleased to invite you to attend the 1999 Annual Meeting of Shareholders of Children's Broadcasting Corporation, to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, on June 22, 1999, at 10:30 a.m. local time.

At the Annual Meeting you will be asked to vote for the election of directors, to consider and vote upon an amendment to our 1994 Director Stock Option Plan which would increase the number of shares reserved for issuance thereunder from 125,000 to 500,000, and to ratify the appointment by the Board of Directors of BDO Seidman, LLP as our independent public accountants for the fiscal year ending December 31, 1999. The accompanying material contains the Notice of Annual Meeting, the Proxy Statement, which includes information about the matters to be acted upon at the Annual Meeting, and the related proxy card.

I sincerely hope you will be able to attend the Annual Meeting. Whether or not you are able to attend in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you do attend in person, you may withdraw your proxy and vote personally on any matters brought properly before the Annual Meeting.

CHILDREN'S BROADCASTING CORPORATION


/s/ Christopher T. Dahl

Christopher T. Dahl
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       CHILDREN'S BROADCASTING CORPORATION
                            5501 EXCELSIOR BOULEVARD
                              MINNEAPOLIS, MN 55416
                                 (612) 925-8840

                              --------------------

                                     NOTICE
                                       OF
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  JUNE 22, 1999

                              --------------------


NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of Children's Broadcasting Corporation, a Minnesota corporation (the "Company"), will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, on June 22, 1999, at 10:30 a.m. local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To elect four directors for the ensuing year and until their successors shall be elected and duly qualified;

         2. To consider and vote upon an amendment to the Company's 1994 Director Stock Option Plan which would increase the number of shares reserved for issuance thereunder from 125,000 to 500,000;

         3. To ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

         4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 29, 1999 are entitled to notice of and to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the Annual Meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Jill J. Theis

Jill J. Theis
SECRETARY AND GENERAL COUNSEL




Minneapolis, Minnesota
May 6, 1999

                       CHILDREN'S BROADCASTING CORPORATION
                            5501 EXCELSIOR BOULEVARD
                              MINNEAPOLIS, MN 55416
                                 (612) 925-8840

                              --------------------

                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  JUNE 22, 1999

                              --------------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Children's Broadcasting Corporation (the "Company") for use at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, on June 22, 1999, at 10:30 a.m. local time, or at any adjournment or postponement thereof. All shares of Common Stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director named herein, for the amendment to the Company's 1994 Director Stock Option Plan, and for ratification of the appointment of the independent public accountants for the fiscal year ending December 31, 1999. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the Annual Meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

The Notice of Annual Meeting, this Proxy Statement and the related proxy card are first being mailed to shareholders of the Company on or about May 6, 1999.

RECORD DATE AND OUTSTANDING COMMON STOCK

The Board has fixed the close of business on April 29, 1999 as the Record Date for determining the holders of the Company's outstanding voting shares entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 6,575,742 shares of Common Stock issued, outstanding and entitled to vote.

REVOCABILITY OF PROXIES

Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by
(a) executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, (b) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company prior to the vote at the Annual Meeting, or (c) appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to Children's Broadcasting Corporation, 5501 Excelsior Boulevard, Minneapolis, Minnesota 55416, Attention: Jill J. Theis, Esq., or hand-delivered to Ms. Theis prior to the vote at the Annual Meeting.

VOTING AND SOLICITATION

Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held of record as of the Record Date. Shareholders do not have the right to cumulate votes in the election of directors.

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares of Common Stock held as of the Record Date and will reimburse such persons for their reasonable expenses so incurred.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information as of April 29, 1999, regarding the beneficial ownership of the Company's Common Stock by (a) each person known by the Company to own beneficially more than 5% of the Company's Common Stock,
(b) each director, (c) each Named Executive Officer (as defined herein), and (d) the current directors and executive officers as a group, and as to the percentage of the outstanding shares held by them on such date. Any shares which are subject to an option or a warrant exercisable within 60 days are reflected in the following table and are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the option or warrant holder but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Unless otherwise noted, the address for each person identified below is c/o Children's Broadcasting Corporation, 5501 Excelsior Boulevard, Minneapolis, Minnesota 55416.

                                                SHARES BENEFICIALLY   PERCENT OF
                                                      OWNED(1)           CLASS
                                                -------------------   ----------

     Heartland Advisors, Inc..................    1,185,900(2)           18.0%
          790 North Milwaukee Street
          Milwaukee, Wisconsin 53202
     Christopher T. Dahl......................    1,020,882(3)           14.5
     Foothill Capital Corporation.............      600,000(4)            8.4
          11111 Santa Monica Boulevard
          Los Angeles, California 90025
     Richard W. Perkins.......................      502,299(5)(6)         7.3
          730 East Lake Street
          Wayzata, Minnesota 55391
     Perkins Capital Management, Inc..........      371,567(7)            5.7
          730 East Lake Street
          Wayzata, Minnesota 55391
     James G. Gilbertson......................      185,976(8)            2.8
     Gary W. Landis(9)........................       85,082(10)           1.3
     Barbara A. McMahon.......................       53,548(10)             *
     Rick E. Smith(11)........................       50,719(10)             *
     Michael R. Wigley........................       18,750(6)(10)          *
     William E. Cameron.......................       18,750(6)(10)          *
     Lance W. Riley(12).......................            0                 0
     All current directors and executive
          officers as a group (8 persons).....    1,832,711(13)          24.0%

---------------
*    Less than 1%.

(1) Securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire Common Stock within 60 days of April 29, 1999.
(2) Based upon statements filed with the SEC, such shares are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relate to more than 5% of the class. Includes 431,900 shares over which Heartland Advisors, Inc. claims sole voting power and 1,185,900 shares over which sole dispositive power is claimed.

(3) Mr. Dahl has the sole right to sell and has sole voting power over 873,382 of such shares. Mr. Dahl has shared power to sell and shared voting power over 22,500 of such shares. Includes 480,396 shares purchasable upon the exercise of options and warrants.
(4)      Represents shares purchasable upon the exercise of warrants.
(5) Represents shares held by Mr. Perkins as trustee for various trusts of which he is sole trustee. Includes (a) 239,690 shares owned directly by Mr. Perkins, (b) 6,769 shares beneficially owned by Mr. Perkins through Perkins Capital Management, Inc. Profit Sharing Plan and Trust and Perkins Foundation, (c) 250,215 shares purchasable upon the exercise of options and warrants by Mr. Perkins and (d) 5,625 shares purchasable upon the exercise of warrants by Perkins Capital Management, Inc. Profit Sharing Plan and Trust and Perkins Foundation. Mr. Perkins has the sole right to sell such shares and has sole voting power over 239,690 of such shares. Mr. Perkins' beneficial ownership excludes shares held for the accounts of clients of Perkins Capital Management, Inc. ("PCM").
(6) Subject to shareholder approval of an increase in the number of shares reserved for issuance under the 1994 Director Stock Option Plan, the Board of Directors, in April 1999, approved the grant to each non-employee director of an option to purchase 45,000 shares of the Company's Common Stock at fair market value on the date of grant. Each such option vests as follows: (a) 15,000 shares on the date of grant,
         (b) 15,000 shares on the first anniversary of the date of grant provided that the optionee remains a director on such date, and (c) 15,000 shares on the second anniversary of the date of grant provided that the optionee remains a director on such date. The information reported in the table above includes such options.
(7) Based upon statements filed with the SEC, PCM is a registered investment adviser of which Richard W. Perkins, a director of the Company, is President. As set forth in Schedule 13G filed with the SEC on December 3, 1998, PCM has the sole right to sell such shares and has sole voting power over 68,151 of such shares. Mr. Perkins and PCM disclaim any beneficial interest in such shares. Excludes shares beneficially owned by Mr. Perkins.
(8)      Includes 181,476 shares purchasable upon the exercise of options.
(9)      Mr. Landis' employment with the Company terminated on January 15, 1999.
(10)     Represents shares purchasable upon the exercise of options or warrants.
(11)     Mr. Smith's employment with the Company terminated on January 1, 1999.
(12)     Mr. Riley's employment with the Company terminated on January 31, 1999.
(13) Includes 1,056,266 shares purchasable upon the exercise of options and warrants.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

NOMINEES

Four persons have been nominated for election as directors at the Annual Meeting, all of whom currently serve as directors of the Company. Directors of the Company are elected annually, by a majority of the voting power of the shares present and entitled to vote, to serve until the next Annual Meeting and until their successors are elected and duly qualified. There are no family relationships between any director or officer.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees listed in the table below, except for those proxies which withhold such authority. Shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. In the event that any of the nominees shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person or persons as the management may recommend in the place of such nominee. The Company has no reason to believe that any of the nominees will not be candidates or will be unable to serve.

VOTE REQUIRED

The four nominees receiving the highest number of affirmative votes of the shares present and entitled to vote at the Annual Meeting shall be elected to the Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the nominees for the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.


NAME                         AGE                     PRINCIPAL OCCUPATION                    DIRECTOR SINCE
------------------------     ---    -----------------------------------------------------    --------------
Christopher T. Dahl(1)        55    Chairman of the Board, President and Chief Executive          1990
                                    Officer of the Company
Richard W. Perkins(1)(2)      68    President, Chief Executive Officer and Director of            1990
                                    Perkins Capital Management, Inc.
Michael R. Wigley(2)(3)       44    President and Chief Executive Officer of Great Plains         1998
                                    Companies, Inc.
William E. Cameron(2)(3)      54    Television Distribution Executive                             1998

--------------------
(1)      Member of Audit Committee.
(2)      Member of Compensation Committee.
(3)      Member of Related Party Transaction Committee.

BUSINESS EXPERIENCE

CHRISTOPHER T. DAHL has been President, Chief Executive Officer and Chairman of the Company since its inception in February 1990. Mr. Dahl is Chairman and Chief Executive Officer of Community Airwaves Corporation ("CAC"), a company that owns and operates radio stations in Hawaii. Prior to founding CAC in 1986, Mr. Dahl managed his private investments. Mr. Dahl serves as President, Chief Executive Officer and Chairman of Harmony Holdings, Inc. ("Harmony"), a company which produces television commercials, music videos and related media, of which the Company is the largest shareholder. Messrs. Dahl and Perkins own Media Management, LLC ("MMLLC"). Employees of MMLLC provide certain administrative, legal and accounting services to the Company, CAC and Harmony. From 1969 to 1979, Mr. Dahl was the founder and President of a group of companies involved in photo finishing, retail photo sales, home sewing notions, toy distribution and retail craft stores. He was employed by Campbell-Mithun and Knox Reeves Advertising from 1965 through 1969.

RICHARD W. PERKINS has been a director of the Company since its inception. For more than five years, Mr. Perkins has been President and Chief Executive Officer of PCM, a registered investment advisor. As noted above, Messrs. Perkins and Dahl own MMLLC. Mr. Perkins is also a director of CAC as well as the following publicly held companies: Bio-Vascular, Inc., a medical products manufacturer; CNS, Inc., a consumer products manufacturer; Eagle Pacific Industries, Inc., a manufacturer of plastic pipe; Harmony; LifeCore Biomedical, Inc., a medical device manufacturer; Nortech Systems, Inc., an electronic sub-systems manufacturer; Quantech LTD., a developer of immunological tests; and Vital Images, Inc., a medical visualization software company.

MICHAEL R. WIGLEY was elected to the Company's Board of Directors in February 1998. Mr. Wigley is President and Chief Executive Officer of Great Plains Companies, Inc. ("Great Plains"), a building material and supply company based in Roseville, Minnesota. He has served as its President since 1989. Mr. Wigley is Chairman and Chief Executive Officer of four subsidiaries of Great Plains, as well as Chairman and Chief Executive Officer of Great Plains Properties, Inc. and TerraDek Lighting, Inc., two independent privately-held companies. Mr. Wigley is also a director of Choicetel Communications, Inc., the largest independent payphone service provider in Minnesota. He co-founded the Minnesota branch of McKinsey & Company, where he managed various teams of consultants from 1986 to 1989. Mr. Wigley holds a M.B.A. from Harvard University and a M.S. in Civil Engineering from Stanford University.

WILLIAM E. CAMERON was elected to the Company's Board of Directors in April 1998. Since 1993, Mr. Cameron has been the head of International Business Development for Universal Health Communications, the largest medical-health-wellness video library in the world. In 1998, Mr. Cameron took over International Telemedicine Marketing for KZT Corporation, a video phone corporation. Mr. Cameron also serves as a director of Harmony and a privately held company.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during the fiscal year ended December 31, 1998. Each of the incumbent directors attended all of the meetings of the Board held while he was a member during the last fiscal year. The Board of Directors also took action pursuant to written consent 16 times during the last fiscal year. The Board of Directors has established Audit, Compensation and Related Party Transaction Committees. The Board of Directors has not established a Nominating Committee.

The Audit Committee, which consisted of Messrs. Dahl and Perkins during 1998, is responsible for recommending independent public accountants, reviewing with the independent public accountants the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's independent public accountants. The Audit Committee did not meet during the last fiscal year.

The Compensation Committee, which consisted of Messrs. Perkins and Cameron during 1998, determines and establishes the salaries, bonuses and other compensation of the executive officers of the Company. The Compensation Committee did not meet during the last fiscal year, but it took action pursuant to written consent twice. In April 1999, Mr. Wigley became a member of the Compensation Committee.

The Related Party Transaction Committee, which consisted of Messrs. Cameron and Wigley during 1998, reviews all potential conflict of interest situations. The Related Party Transaction Committee met once during the last fiscal year. Such meeting was attended by all members of the committee. The committee also took action pursuant to written consent four times during the last fiscal year.

                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid to or accrued by each of the Company's executive officers receiving in excess of $100,000 (the "Named Executive Officers") for services rendered to the Company and its subsidiaries during the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                            ---------------------
                                                                                    AWARDS
                                                   ANNUAL COMPENSATION      ---------------------
                                                 -----------------------    SECURITIES UNDERLYING
     NAME AND PRINCIPAL POSITION       YEAR       SALARY          BONUS            OPTIONS
     ---------------------------       ----       ------          -----            -------
Christopher T. Dahl.................   1998      291,000(1)      500,000         330,396(2)
      Chairman, President and          1997      241,250(1)       15,000(1)       37,500(3)
      Chief Executive Officer          1996      210,000          56,500         150,000(4)(5)

James G. Gilbertson.................   1998      137,439(6)      366,667         146,428(7)
      Chief Operating Officer and      1997      123,500(6)        7,500(6)       25,000(8)
      Chief Financial Officer          1996      123,500          55,875         100,000(5)(9)

Lance W. Riley(10)..................   1998      125,000(6)      200,000         112,298(11)
      Secretary and General            1997      118,750(6)        7,500(6)       12,500(12)
      Counsel                          1996      110,833          42,500          75,000(5)(13)

Gary W. Landis(14)..................   1998      125,000          33,333          85,082(15)
      Executive Vice President         1997      125,000              --          12,500(12)
      of Programming                   1996      125,000          12,500          75,000(5)(13)

Barbara A. McMahon..................   1998       99,688          33,333          53,548(16)
      Vice President of                1997       97,396              --           9,000(17)
      Populuxe                         1996       93,292           1,000          75,000(5)(18)

Rick E. Smith(19)...................   1998      113,154          15,000          50,719(20)
      Executive Vice President of      1997      151,154              --          27,000(21)
      National Sales                   1996       79,849           1,000          38,000(22)

---------------
(1)      Includes compensation paid by MMLLC and Harmony for services rendered.
(2) Option grants at $3.19 per share pursuant to the Company's 1994 Stock Option Plan. As part of the Company's repricing plan, Mr. Dahl forfeited 278,750 options at a weighted average price per share of $5.56 each in return for a grant of 180,396 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(3) Option grants of $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 34,178 options at $3.19 per share.
(4) Option grant of 50,000 shares at $5.88 per share and 75,000 shares at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 95,482 options at $3.19 per share.
(5) Non-qualified grant of options for 25,000 shares at $5.88 per share. In April 1998, these options were forfeited in return for a grant of 13,562 options at $3.19 per share.
(6) Includes compensation paid by MMLLC and Harmony for administrative management and professional services rendered to the Company and Harmony.

(7) Option grants at $3.19 per share pursuant to the Company's 1994 Stock Option Plan. As part of the Company's repricing plan, Mr. Gilbertson forfeited 187,500 options at a weighted average price per share of $5.53 each in return for a grant of 121,428 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(8) Option grants at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 22,785 options at $3.19 per share.
(9) Option grant of 25,000 shares at $5.88 per share and 50,000 shares at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 59,133 options at $3.19 per share.
(10)     Mr. Riley's employment with the Company terminated on January 31, 1999.
(11) Option grants at $3.19 per share pursuant to the Company's 1994 Stock Option Plan. As part of the Company's repricing plan, Mr. Riley forfeited 152,500 options at a weighted average price per share of $6.22 each in return for a grant of 87,298 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(12) Option grants at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 11,392 options at $3.19 per share.
(13) Option grant of 25,000 shares at $5.88 per share and 25,000 shares at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 36,347 options at $3.19 per share.
(14)     Mr. Landis' employment with the Company terminated on January 15, 1999.
(15) As part of the Company's repricing plan, Mr. Landis forfeited 152,500 options at a weighted average price per share of $6.62 each in return for a grant of 85,082 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(16) As part of the Company's repricing plan, Ms. McMahon forfeited 91,500 options at a weighted average price per share of $6.18 each in return for a grant of 53,548 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(17) Option grants at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 8,202 options at $3.19 per share.
(18) Option grants of 18,000 shares at $3.50 per share and 32,000 shares at $8.38 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 28,586 options at $3.19 per share.
(19)     Mr. Smith's employment with the Company terminated on January 1, 1999.
(20) As part of the Company's repricing plan, Mr. Smith forfeited 72,750 options at a weighted average price per share of $5.73 each in return for a grant of 50,719 options at $3.19 each. By reducing the number of shares granted as part of this repricing, it was the Company's intent to make an even value exchange.
(21) Option grant of 18,000 shares at $3.50 per share pursuant to the Company's 1991 Stock Option Plan and 9,000 shares at $3.50 per share pursuant to the Company's 1994 Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 24,608 options at $3.19 per share.
(22) Option grant of 20,000 shares at $8.38 per share and 18,000 shares at $3.50 per share pursuant to the 1994 Company's Stock Option Plan. In April 1998, these options were forfeited in return for a grant of 24,018 options at $3.19 per share.

The following table sets forth the number of securities underlying options granted in 1998, the percent the grant represents of the total options granted to employees during such fiscal year, the per share exercise price of the options granted, and the expiration date of the options for the Named Executive Officers. No stock appreciation rights were granted during 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF          PERCENT OF TOTAL     EXERCISE OR
                                     SECURITIES        OPTIONS GRANTED TO        BASE
                                 UNDERLYING OPTIONS       EMPLOYEES IN         PRICE(1)     EXPIRATION
           NAME                       GRANTED             FISCAL YEAR         ($/SHARE)        DATE
-----------------------------    ------------------    ------------------    -----------    ----------
Christopher T. Dahl..........           20,714                 1.9               3.19        05/23/99
                                        16,448                 1.5               3.19        01/05/00
                                        40,722                 3.8               3.19        07/09/01
                                        68,352                 6.4               3.19        12/10/01
                                        34,160                 3.2               3.19        06/02/02
                                       150,000                14.1               3.19        04/03/03

James G. Gilbertson..........           14,952                 1.4               3.19        03/18/99
                                        27,148                 2.6               3.19        07/09/01
                                        45,564                 4.3               3.19        12/10/01
                                        22,780                 2.1               3.19        06/02/02
                                        25,000                 2.4               3.19        04/03/03
                                        10,984                 1.0               3.19        01/05/05

Lance W. Riley(2)............           14,994                 1.4               3.19        03/18/99
                                        27,148                 2.6               3.19        07/09/01
                                        22,776                 2.1               3.19        12/10/01
                                        11,380                 1.1               3.19        06/02/02
                                        25,000                 2.4               3.19        04/03/03
                                        11,000                 1.0               3.19        01/05/05

Gary W. Landis(3)............           14,214                 1.3               3.19        05/25/99
                                        27,148                 2.6               3.19        07/09/01
                                        22,776                 2.1               3.19        12/10/01
                                        11,380                 1.1               3.19        06/02/02
                                         1,875                 0.2               3.19        04/12/03
                                         7,689                 0.7               3.19        01/05/05

Barbara A. McMahon...........            3,190                 0.3               3.19        01/04/00
                                        12,180                 1.1               3.19        04/22/01
                                        13,574                 1.3               3.19        07/09/01
                                        16,404                 1.5               3.19        12/10/01
                                         8,200                 0.8               3.19        06/02/02

Rick E. Smith(4).............              109                 0.0               3.19        10/16/99
                                         1,992                 0.2               3.19        04/01/00
                                         7,610                 0.7               3.19        04/22/01
                                        16,404                 1.5               3.19        12/10/01
                                         8,200                 0.8               3.19        06/02/02
                                        16,404                 1.5               3.19        09/22/02

--------------
(1) Fair market value on the date of grant, in accordance with the Company's 1994 Stock Option Plan.
(2)      Mr. Riley's employment with the Company terminated on January 31, 1999.
(3)      Mr. Landis' employment with the Company terminated on January 15, 1999.
(4)      Mr. Smith's employment with the Company terminated on January 1, 1999.

The following table sets forth certain information concerning the unexercised options held by the Named Executive Officers at December 31, 1998. No options were exercised by the Named Executive Officers during 1998. No stock appreciation rights were exercised by the Named Executive Officers in 1998 or were outstanding at the end of that year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                  OPTIONS AT             THE-MONEY OPTIONS AT
                                                    FY-END                     FY-END(1)
                                          -------------------------   -------------------------
               NAME                       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------------------     -------------------------   -------------------------
Christopher T. Dahl..................             330,396/0                      0/0
James G. Gilbertson..................             146,428/0                      0/0
Lance W. Riley(2)....................             112,298/0                      0/0
Gary W. Landis(3)....................              85,082/0                      0/0
Barbara A. McMahon...................              53,548/0                      0/0
Rick E. Smith(4).....................              50,719/0                      0/0

---------------
(1) Market value of underlying securities at fiscal year-end minus the exercise price.
(2)      Mr. Riley's employment with the Company terminated on January 31, 1999.
(3)      Mr. Landis' employment with the Company terminated on January 15, 1999.
(4)      Mr. Smith's employment with the Company terminated on January 1, 1999.


                            COMPENSATION OF DIRECTORS

Directors currently do not receive any cash compensation from the Company for their service as members of the Board; however, the Company may pay fees to its directors, or reimburse certain expenses of its directors in connection with attendance at Board and committee meetings, in the future. Non-employee directors receive periodic option grants under the Company's 1994 Director Stock Option Plan. During 1998, the Company granted an option, under such plan, for the purchase of 3,750 shares of Common Stock to each non-employee director and automatically grants such options annually for each year of continued service on the Board of Directors.

Subject to shareholder approval of an increase in the number of shares reserved for issuance under the 1994 Director Stock Option Plan, the Board of Directors, in April 1999, approved the grant to each non-employee director of an option to purchase 45,000 shares of the Company's Common Stock at fair market value on the date of grant. Each such option vests as follows: (a) 15,000 shares on the date of grant, (b) 15,000 shares on the first anniversary of the date of grant provided that the optionee remains a director on such date, and (c) 15,000 shares on the second anniversary of the date of grant provided that the optionee remains a director on such date. As amended, such plan also provides that each non-employee director will automatically be awarded an option to purchase 45,000 shares of the Company's Common Stock on December 31, 2000 and December 31, 2003. Such options will vest ratably over three-year periods provided that the optionee remains a director.

In April 1999, the Company adopted a severance plan which covers Richard W. Perkins, a non-employee member of the Board of Directors. See "- Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for further information on such plan.

               EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

After consultation with an outside consulting firm, the Board of Directors adopted a severance plan which covers two of the Company's executive officers, Christopher T. Dahl and James G. Gilbertson, and one of the Company's non-employee directors, Richard W. Perkins. As to the officers, the plan provide for severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The applicable circumstances are (a) termination by the Company without cause (as defined) other than because of death, retirement or disability, (b) termination by the officer for good reason (as defined), or (c) termination by the officer without good reason if the date of termination is within 180 days after a change in control. Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to a multiple of the officer's annual gross base salary from MMLLC, Harmony and the Company as then in effect, including amounts accrued but not paid. The applicable multiples for Messrs. Dahl and Gilbertson are five and two, respectively. Based upon 1998 annual gross base salaries, Messrs. Dahl and Gilbertson would be eligible to receive lump sum severance payments of $1,455,000 and $274,878, respectively. As to the non-employee director, the plan provides for severance benefits following a change in control of the Company. Following any such change in control, the non-employee director will be entitled to receive a lump sum severance payment of $500,000. Mr. Perkins is participating in the plan in consideration of his status as a founding director of the Company and his ongoing consulting with management, for which he has not received separate compensation. The plan also provides for the accelerated vesting of outstanding stock options and certain other benefits following a change in control of the Company.

In general, a change in control is defined to include (a) the incumbent directors failing to constitute a majority of the Board, (b) any person becoming the beneficial owner of securities representing 20% or more of the voting power of the Company's then outstanding securities eligible to vote for the election of the Board, (c) the Company consummating a merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company and any of its affiliates that requires the approval of the Company's shareholders, (d) the Company consummating a plan of complete liquidation or dissolution or a sale of substantially all of its assets, or (e) the Company making a distribution or a series of distributions within 24 months whereby the Company distributes to shareholders cash or other property equal to at least 50% of the value of the Company.

Cause for termination by the Company includes (a) the officer committing a felony or entering a plea of no contest to a felonious crime in a court of law which results in material damage to the Company or any of its affiliates or materially impairs the value of the officer's services to the Company or its affiliates, or (b) the officer willfully engaging in one or more acts, or willfully omitting to act, except for sickness, a disability, vacation or authorized leave of absence, which is demonstrably willful and materially damaging to the Company or any of its affiliates committed in bad faith or with reasonable belief that such act or omission to act was damaging to the Company or an affiliate, including acts and omissions that constitute gross negligence in the performance of the officer's duties as in effect immediately prior to the commencement of the applicable term of the plan.

Good reason for termination by the officer includes (a) the assignment of duties inconsistent with the individual's status as an officer or a substantial alteration in responsibilities, (b) the relocation of the officer's principal place of business, (c) a reduction in base salary, (d) the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits, (e) the failure of the Company to obtain from a successor a satisfactory assumption in writing of the Company's obligations under the severance plan, or (f) any failure to maintain reasonable and adequate indemnification in respect of the officer's services as an officer.

The plan is in effect from April 1, 1999 through March 31, 2002. Thereafter, the plan automatically renews annually unless the Company gives notice that it does not wish to extend it. In addition, the plan will continue in effect for three years after a change in control of the Company.

Payments made pursuant to the severance plan and, under certain circumstances, accelerated vesting or exercise of options in connection with a change in control of the Company might be deemed "excess parachute payments" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent such benefits are so considered, the plan participant would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment. In that event, the Company has agreed to pay each plan participant an additional amount so that the net amount retained by each of them, after payment of such excise tax and other applicable taxes on the additional amount, will equal the full amount to which each would be entitled in the absence of such excise tax.

The Company's income tax deduction for executive compensation is limited by Internal Revenue Code Section 162(m) to $1,000,000 per executive per year (less the amount of any excess parachute payments), unless compensation above that amount is "performance-based." This limit applies to the Company's Chief Executive Officer and the other most highly compensated executive officers identified in the Summary Compensation Table. The Company has not had any deductions limited by Section 162(m) to date. The Company will make every reasonable effort to ensure that all compensation paid to its executives is fully deductible, provided it determines that application of this limit is consistent with the Company's needs and its compensation philosophy.

                           REPRICING OF STOCK OPTIONS

In April 1998, the Compensation Committee of the Board of Directors adopted a stock option repricing program for the Company's then outstanding options. The purpose of the plan was to provide an incentive to those individuals whose stock options were out-of-the-money. The formula for new options received by the option holders was determined ratably based on the ratio of the existing option exercise price and the new exercise price of $3.19, which was the market value of the Common Stock on the date of such repricing. The exchange of options was at each employee's discretion and it was the Company's intent to make an even value exchange. The Company repriced stock options for the following Named Executive Officers: Christopher T. Dahl, Chairman of the Board, President and Chief Executive Officer; James G. Gilbertson, Chief Operating Officer and Chief Financial Officer; Lance W. Riley, General Counsel and Secretary; Gary W. Landis, Executive Vice President of Programming; Barbara A. McMahon, Vice President of Populuxe; and Rick E. Smith, Executive Vice President of National Sales. Mr. Riley's employment with the Company terminated on January 31, 1999. See the Summary Compensation Table and Option Grants in Last Fiscal Year for further information on the stock option repricing.


                                 PROPOSAL NO. 2
                AMENDMENT TO THE 1994 DIRECTOR STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF THE PLAN

GENERAL. The Board of Directors and shareholders previously adopted the Company's 1994 Director Stock Option Plan (the "Plan") and reserved 125,000 shares of Common Stock for issuance thereunder. A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

PURPOSE. The purpose of the Plan is to attract and retain the best available individuals to serve as non-employee directors of the Company, to provide additional incentives to the non-employee directors of the Company to serve as directors, and to encourage their continued service on the Board of Directors.

TERM. The Plan shall continue in effect through January 1, 2004. The Board of Directors may terminate the Plan at an earlier date; provided, however, that such termination cannot affect options then outstanding.

ADMINISTRATION. The Plan is administered by the Compensation Committee. The Plan gives broad powers to such committee to administer and interpret the Plan, including the authority to select the fair market value of the Common Stock and to make all other determinations necessary or advisable for the administration of the Plan.

ELIGIBILITY. Options may be granted only to non-employee directors.

OPTIONS. When a stock option is granted under the Plan, the Compensation Committee, in its discretion, specifies the option price. The exercise price of a stock option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. On April 29, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $1.6875 per share. The term of each option shall be ten years.

AUTOMATIC GRANTS. Subject to shareholder approval of an increase in the number of shares reserved for issuance under the Plan, the Board of Directors, in April 1999, approved the grant to each non-employee director of an option to purchase 45,000 shares of the Company's Common Stock at fair market value on the date of grant. Each such option vests as follows: (a) 15,000 shares on the date of grant, (b) 15,000 shares on the first anniversary of the date of grant provided that the optionee remains a director on such date, and (c) 15,000 shares on the second anniversary of the date of grant provided that the optionee remains a director on such date. As amended, the Plan also provides that each non-employee director will automatically be awarded an option to purchase 45,000 shares of the Company's Common Stock on December 31, 2000 and December 31, 2003. Such options will vest ratably over three-year periods provided that the optionee remains a director.

AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or amend it in any respect; provided, however, that no such revision or amendment shall be made without the approval of the shareholders if shareholder approval is required for continued applicability of Rule 16b-3 under the Exchange Act or for initial or continued listing of the Common Stock or other securities of the Company upon any stock exchange.

ANTIDILUTION PROVISIONS. The Board of Directors shall equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration.

OTHER PROVISIONS. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock's then fair market value. Except as permitted by the Board or Compensation Committee, each option granted under the Plan is nontransferable during the lifetime of the optionee. If an optionee ceases to serve as a director, the optionee may, but only within 12 months after the date the optionee ceases to be a non-employee director of the Company, exercise his or her option to the extent the optionee was entitled to exercise it at the date of such termination. On April 29, 1999, excluding the April 1999 option grants which are subject to shareholder approval of an increase in the number of shares reserved for issuance under the Plan, there were outstanding options granted under the Plan to purchase 49,490 shares of Common Stock.

PROPOSED PLAN AMENDMENT

The Board has approved, subject to shareholder approval, an amendment to the Plan which would increase the aggregate number of shares of Common Stock available under the Plan from 125,000 to 500,000. The Board believes that this increase will advance the interests of the Company and its shareholders by increasing the proprietary interest of directors in the Company's long-term success and more closely aligning the interests of the directors with the Company's shareholders.

TAX INFORMATION

NONSTATUTORY STOCK OPTIONS. A participant will not recognize taxable income upon the grant of a nonstatutory stock option. However, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the exercise date over the exercise price.

WITH RESPECT TO ANY NSO STOCK. A participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale, and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

TAX CONSEQUENCES TO THE COMPANY. The grant of an option under the Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon the exercise of an option under the Plan.

INTEREST OF CERTAIN PERSONS IN PROPOSED AMENDMENT TO THE PLAN

Each non-employee director received an option during 1998 for 3,750 shares of Common Stock. If the amendment to the Plan is approved, each non-employee director will receive an option during 1999 for 45,000 shares of Common Stock. Each such director will also receive an option for 45,000 shares of Common Stock on December 31, 2000 and December 31, 2003.

NEW PLAN BENEFITS

The following table sets forth the benefits that had been awarded under the Plan, subject to shareholder approval of the amendment to the Plan, as of April 29, 1999.

                         1994 DIRECTOR STOCK OPTION PLAN


NAME AND POSITION                                           DOLLAR VALUE    NUMBER OF SHARES
-----------------                                           ------------    ----------------
Christopher T. Dahl.......................................         0                  0
   Chairman, President and Chief Executive Officer

James G. Gilbertson.......................................         0                  0
   Chief Operating Officer and Chief Financial Officer

Lance W. Riley(1).........................................         0                  0
   Secretary and General Counsel

Gary W. Landis(2).........................................         0                  0
   Executive Vice President of Programming

Barbara A. McMahon........................................         0                  0
   Vice President of Populuxe

Rick E. Smith(3)..........................................         0                  0
   Executive Vice President of National Sales

Executive Group...........................................         0                  0

Non-Executive Director Group..............................    $8,438(4)         135,000

Non-Executive Officer Employee Group......................         0                  0

----------------
(1)      Mr. Riley's employment with the Company terminated on January 31, 1999.
(2)      Mr. Landis' employment with the Company terminated on January 15, 1999.
(3)      Mr. Smith's employment with the Company terminated on January 1, 1999.
(4) Market value of underlying securities at April 29, 1999 minus the exercise price.

REQUIRED VOTE

The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. THE BOARD OF DIRECTORS CONSIDERS THE AMENDMENT TO THE PLAN TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                                 PROPOSAL NO. 3
                      PROPOSAL TO RATIFY THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed BDO Seidman, LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999. A proposal to ratify such appointment will be presented to the shareholders at the Annual Meeting. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES

Until October 1998, the studios and tower site of WWTC(AM) and KYCR(AM) were located in St. Louis Park, Minnesota. The studio facility consisted of approximately 12,000 square feet. The tower site included four 200-foot towers, a transmitter building and a storage garage on approximately 16 acres. The tower site was leased from Christopher T. Dahl, President, Chief Executive Officer and Chairman of the Company, at a total annual rent of approximately $114,000, and the studio site was leased from a partnership consisting of Messrs. Dahl and Perkins, a director of the Company, at an annual rent of approximately $132,000. In connection with the sale of radio station KYCR(AM) to Salem Communications Corporation ("Salem") in October 1998, Salem entered into a new lease agreement and became the lessee for the KYCR(AM) tower site lease. Under the Salem tower lease, Salem pays a lower monthly rental rate then what Mr. Dahl had received under the tower lease agreement with the Company. Because the Company was obligated under its lease until October 31, 2001, the Related Party Transaction Committee ratified and approved the Company's reimbursement of Mr. Dahl for the $84,000 difference between the monthly rental he would have received from the Company and the monthly rental paid by Salem from November 1998 through October 2001. In addition, after the first year of its lease, Salem has the ability to terminate its lease with one year's notice. In the event the lease is terminated by Salem and Mr. Dahl is unable to lease the tower site to another party, the Company has agreed to pay Mr. Dahl $4,500 per month, the full amount he would have otherwise received from Salem, through October 2001.

From January 1996 through February 1999, the Company leased 6,000 square feet of office space at 724 First Street North, Minneapolis, Minnesota, the former location of its executive offices, from 724 Associates, a partnership consisting of Messrs. Dahl, President, Chief Executive Officer and Chairman of the Company, Perkins, a director of the Company, and Stephen L. Wallack, a shareholder of the Company. These facilities were leased at annual rental of $54,000. The executive offices were adjacent to the offices of CAC and Radio Management Corporation ("RMC"). CAC is owned and controlled by Messrs. Dahl, Perkins and Russell Cowles II, either directly or through trusts. RMC is owned by Messrs. Dahl, Perkins and Cowles. Mr. Cowles, a former director-elect of the Company, is a beneficiary and trustee of the John Cowles Family Trust, a shareholder of the Company. Under the terms of the lease, the Company was obligated to pay its proportionate share of repairs and maintenance. These arrangements were approved by the Related Party Transaction Committee of the Company's Board of Directors, which is comprised of disinterested directors, and the Company believes such arrangements were on terms at least as favorable as could have been obtained from unaffiliated third parties. In March 1999, the Company assigned all of its rights and obligations under the lease to 5501 Building Partnership, an entity owned by Messrs. Dahl and Perkins.

MANAGEMENT SERVICES FROM AN AFFILIATE

From July 1993 through July 1998, the Company received administrative, legal and accounting services from employees of RMC, an entity owned by Messrs. Dahl, President, Chief Executive Officer and Chairman of the Company, Perkins, a director of the Company and Cowles, a former director-elect. Since August 1998, the Company has received such services from employees of MMLLC, an entity owned by Messrs. Dahl and Perkins. Employees of MMLLC also provide similar services to CAC and Harmony. The Company pays a set monthly fee of $75,000 for the services listed above. Effective May 1999, the Company's management fee will be reduced to $55,000 per month. All outside services directly attributable to the Company are billed directly to the Company. The Company paid RMC an aggregate of $525,000 for services during 1998 and an aggregate of $900,000 for services during 1997. The Company paid MMLLC an aggregate of $745,000 for services during 1998, $370,000 of which was paid in conjunction with expenses incurred in the sale of the Company's radio stations. During 1998, the salaries of two officers of the Company, Messrs. Riley and Gilbertson, were paid by RMC and MMLLC. At present, the salaries of two officers of the Company, Mr. Gilbertson and Ms. Theis, are paid by MMLLC.

HARMONY-RELATED TRANSACTIONS

In connection with the July 1997 acquisition by the Company of shares of common stock of Harmony, the Company borrowed an aggregate of $1.25 million from three parties: Rodney P. Burwell, a former director of the Company, Pyramid Partners, L.P., an entity of which PCM is the managing partner, and William M. Toles, a shareholder of the Company. Mr. Perkins, a director of the Company, is President and Chief Executive Officer of PCM. Messrs. Perkins and Toles are members of the Board of Directors of Harmony. Their loans were evidenced by notes bearing interest at 10% per annum, initially payable in July 1998, and amended in June 1998 to be payable in October 1998. Warrants to purchase an aggregate of 125,000 shares of Common Stock at $4.00 per share were issued to those lenders in July 1997. In connection with the June 1998 amendment to such notes, (a) the interest rate on the note issued to Mr. Burwell was increased to 20% per annum effective July 1998, (b) an additional warrant to purchase 25,000 shares of Common Stock at $3.0625 per share was issued to Pyramid Partners, L.P. and (c) an additional warrant to purchase 12,500 shares of Common Stock at $3.0625 per share was issued to Mr. Toles. In November 1998, the Company repaid Messrs. Perkins, Toles and Burwell in full.

Messrs. Dahl, Perkins and William E. Cameron, directors of the Company, are directors of Harmony, an entity of which the Company is the largest shareholder. In January 1998, the Company borrowed $611,000 from Harmony, and paid debt issuance costs of $39,000, evidenced by a note payable to Harmony in the amount of $650,000. The note payable bore interest at 15% per annum, was unsecured and was due upon demand. In May 1998, the Company repaid $322,863 of principal on the note and $36,062 of interest which had accrued through May 1998. In June 1998, the Company repaid the note in full. From November 1998 to March 1999, the Company advanced Harmony an aggregate sum of approximately $3.1 million under notes receivable bearing interest at 14% per annum.

In April 1998, the Company assigned to Pyramid Partners, L.P.; Perkins & Partners, Inc., Profit Sharing Plan & Trust; and Christopher T. Dahl & State Bank of New Prague Joint Account all of its right to purchase 225,000 shares of common stock of Harmony at $2.50 per share from Glenn B. Laken, a shareholder of Harmony. Pyramid Partners, L.P. is an entity of which PCM is the managing partner. Mr. Perkins, a director of the Company, is President and Chief Executive Officer of PCM. Mr. Perkins is also President of Perkins & Partners, Inc. Mr. Dahl is President, Chief Executive Officer and Chairman of the Company. In October 1998, the Company repurchased the 225,000 shares of common stock of Harmony at $2.75 from Pyramid Partners, L.P.; Perkins & Partners, Inc., Profit Sharing Plan & Trust; and Christopher T. Dahl and State of New Prague Joint Account.

NON-COMPETITION AGREEMENTS

In connection with the sale of radio station assets to Catholic Radio Network, LLC ("CRN"), Christopher T. Dahl, President, Chief Executive Officer and Chairman of the Company, entered into a three-year Consulting and Non-Circumventive Agreement with CRN, pursuant to which Mr. Dahl received $750,000. In connection with sale of radio station assets to Radio Unica Corp. ("Radio Unica"), Mr. Dahl entered into a two-year Non-Competition Agreement with Radio Unica, pursuant to which Mr. Dahl received $750,000.

REPURCHASE OF SHARES

In August 1998, the Board of Directors of the Company authorized the repurchase of up to 400,000 shares of the Company's Common Stock pursuant to Exchange Act Rule 10b-18. The repurchase was to be made through a broker which was to have made purchases of Common Stock in the open market in the Company's name and on its behalf. The Company subsequently determined that the broker did not follow the Company's instructions with respect to the purchase of such shares and canceled its authorization for the repurchase of shares. The broker then advised the Company that it had accumulated 385,000 shares of the Company's Common Stock for its own account and presented Company with the opportunity to purchase such shares, but the Company was unable to effect such purchase because of delays in connection with the closing of the sale of assets to CRN and restrictions placed upon the Company by its primary lender. Christopher T. Dahl, President, Chief Executive Officer and Chairman of the Company, and Richard W. Perkins, a director of the Company, with the consent of the Board, initiated negotiations with the broker to acquire the broker's shares and financed the acquisition of 171,000 shares of the Company's Common Stock from the broker for their own account and assumed all market and other risks associated therewith. Upon the closing of the sale of the assets to CRN, the Company purchased the 171,000 shares of Common Stock from Messrs. Dahl and Perkins at their actual cost, including financing expenses associated therewith and assumed the financing obligations of Messrs. Dahl and Perkins at Key Community Bank. In January 1999, the Company repaid in full its indebtedness to Key Community Bank.

SEVERANCE PLAN

In April 1999, the Company adopted a severance plan which covers Christopher T. Dahl, Chairman of the Board, President and Chief Executive Officer; James G. Gilbertson, Chief Operating Officer and Chief Financial Officer; and Richard W. Perkins, a non-employee member of the Board of Directors. See "Executive Compensation - Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for further information on such plan.

OTHER

Lance W. Riley, former Secretary and General Counsel of the Company, had an of counsel relationship with Hessian & McKasy, P.A. ("HMPA"). HMPA is one of the law firms which represented the Company in connection with the ABC/Disney litigation. During 1997, the Company paid HMPA legal fees of $883,749 and disbursements of $106,480. During 1998, the Company paid HMPA legal fees of $419,299 and disbursements of $50,735. On information and belief, Mr. Riley received payments from HMPA in connection with the ABC/Disney litigation. The Company has not been able to confirm the amount of such payments. Such payments could involve more or less than $60,000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of reports filed with the SEC during 1998, all applicable Section 16(a) filing requirements were satisfied, except that James
G. Gilbertson, Chief Operating Officer and Chief Financial Officer of the Company, filed a late Form 5 in March 1999 regarding the disposition of 10,750 shares of the Company's Common Stock in October 1998.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2000 Annual Meeting, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Children's Broadcasting Corporation, 5501 Excelsior Boulevard, Minneapolis, Minnesota 55416, Attn: Secretary, no later than January 7, 2000. All proposals must conform to the rules and regulations of the SEC. The SEC recently amended Rule 14a-4, which governs the use by the Company of discretionary voting authority with respect to other shareholder proposals. SEC Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the

Company at least 45 days prior to the month and day of the mailing of the prior year's Proxy Statement, the proxies of the Company's management would be permitted to use their discretionary authority at the Company's next Annual Meeting of Shareholders if the proposal were raised at the meeting without any discussion of the matter in the Proxy Statement. For purposes of the Company's 2000 Annual Meeting of Shareholders, the deadline is March 22, 2000.

                          ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements and financial statement schedules thereto, accompanies this Notice of Annual Meeting, Proxy Statement and related proxy card. The Company will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-KSB, upon the payment, in advance, of fees based on the Company's reasonable expenses in furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Jill J. Theis, Secretary and General Counsel, at the Company's principal address.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Christopher T. Dahl


Christopher T. Dahl
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER




Minneapolis, Minnesota
May 6, 1999

                       CHILDREN'S BROADCASTING CORPORATION
                         1994 DIRECTOR STOCK OPTION PLAN

                      (AS RESTATED EFFECTIVE APRIL 7, 1999)

          1. Purpose of the Plan. The purpose of this 1994 Director Stock Option Plan, is to attract and retain the best available individuals to serve as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

          The Company intends that the options granted hereunder shall not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. The Plan is intended to comply with the requirements of Rule 16b-3 under the Exchange Act.

          2. Definitions. As used herein, the following definitions shall apply:

               (a) "Common Stock" shall mean the Common Stock, $0.02 par value per share, of the Company.

               (b) "Company" shall mean Children's Broadcasting Corporation, a Minnesota corporation.

               (c) "Committee" shall mean a committee of the Board appointed by the Board to administer the Plan.

               (d) "Continuous Service as a Director" shall mean the absence of any interruption or termination of service as a Director. Continuous Service as a Director shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board or Committee.

               (e) "Director" shall mean a member of the Board.

               (f) "Employee" shall mean any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of fees to a Director shall not be sufficient in and of itself to constitute "employment" by the Company.

               (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               (h) "Option" shall mean a stock option granted pursuant to the Plan.

               (i) "Optioned Stock" shall mean the Common Stock subject to an Option.

               (j) "Optionee" shall mean an Outside Director who receives an option.

               (k) "Outside Director" shall mean a Director who is not an Employee.

               (l) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended.

               (m) "Plan" shall mean this 1994 Director Stock Option Plan.

               (n) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 12 of the Plan.

               (o) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

          3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 500,000. The Shares may be authorized, but unissued, or reacquired Common Stock; provided, however, that Shares which were acquired upon exercise of an Option and subsequently repurchased by the Company shall not become available for future grant under the Plan. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the unexercised Shares which were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan.

          4. Automatic Grant of Options. All grants of Options hereunder shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

               (a) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

               (b) Subject to shareholder approval of an increase in the maximum aggregate number of Shares which may be optioned and sold under the Plan from 125,000 to 500,000, each Outside Director who was serving as such on April 7, 1999 shall automatically be granted an Option to purchase 45,000 Shares, effective April 7, 1999 (the "First Option"), in lieu of the Option the Outside Director would have been entitled to receive during calendar year 1999. Thereafter, such Outside Director shall automatically be granted an Option to purchase 45,000 Shares (1) on December 31, 2000 provided that such Outside Director has provided Continuous Service as a Director through December 31, 2000 (the "Second Option") and (2) on December 31, 2003 provided that such Outside Director has provided Continuous Service as a Director through December 31, 2003 (the "Third Option"). Each such Option shall vest in accordance with the following schedule.

          Option    Grant Date          Exercisability Date   Shares Exercisable
          ------    ----------          -------------------   ------------------

          First     April 7, 1999        April 7, 1999               15,000
                                         December 31, 1999           15,000
                                         December 31, 2000           15,000

          Second    December 31, 2000    December 31, 2001           15,000
                                         December 31, 2002           15,000
                                         December 31, 2003           15,000

          Third     December 31, 2003    December 31, 2004           15,000
                                         December 31, 2005           15,000
                                         December 31, 2006           15,000

               (c) Any person who first becomes an Outside Director after April 7, 1999, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy, shall automatically be granted an Option to purchase a pro rata portion of 45,000 Shares in the following manner: (1) a person who becomes an Outside Director between April 8, 1999 and December 30, 2000 shall automatically be granted a pro rata portion of the First Option (and all of the Second Option and Third Option if eligible under Section 4(b)), (2) a person who becomes an Outside Director between December 31, 2000 and December 30, 2002 shall automatically be granted a pro rata portion of the Second Option (and all of the Third Option if eligible under Section 4(b)), and (3) a person who becomes an Outside Director after December 31, 2003 shall automatically be granted a pro rata portion of the Third Option. The Company shall calculate the pro rata portion of an option issuable pursuant to Section 4(c) based upon the number of complete months of service as an Outside Director elapsed during the vesting cycle of a given option.

               (d) Notwithstanding the provisions of Sections 4(b) and (c) hereof, in the event that a grant would cause the number of Shares subject to outstanding Options to Outside Directors plus Shares previously purchased upon exercise of Options by Outside Directors to exceed the number of Shares specified in Section 3, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

          5. Option Terms and Conditions. The terms and conditions of an Option granted hereunder shall be as follows:

               (a) the term of each Option shall be ten (10) years, subject to Sections 12 and 13 hereof.

               (b) the Option shall be exercisable only while the Outside Director serves as an Outside Director of the Company, and for a period of twelve (12) months after ceasing to be an Outside Director pursuant to Section 10(b) hereof.

               (c) the exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the Option, as determined in accordance with Section 9(a) hereof.

               (d) the effectiveness of any Options granted hereunder is conditioned upon shareholder approval of the Plan in accordance with Rule 16b-3 under the Exchange Act.

          6. Administration of and Grants of Options under the Plan.

               (a) Administration. Except as otherwise required herein, the Plan shall be administered by the Board or a Committee.

               (b) Powers of the Board or Committee. Subject to the provisions and restrictions of the Plan, the Board or Committee shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 9(a) hereof, the fair market value of the Common Stock; (ii) to interpret the Plan;
          (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option hereunder; and (v) to make all other determinations deemed necessary or advisable for the administration of the Plan.

               (c) Effect of Board or Committee Decision. All decisions, determinations and interpretations of the Board or Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

               (d) Suspension or Termination of Option. If the Board or Committee reasonably believes that an Optionee has committed an act of misconduct, it may suspend the Optionee's right to exercise any Option pending a determination by the Board or Committee (excluding the Outside Director accused of such misconduct). If the Board or Committee (excluding the Outside Director accused of such misconduct) determines that an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition with respect to the Company, or induces any party to breach a contract with the Company, neither the Optionee nor the Optionee's estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board or Committee (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on the Optionee's behalf at a hearing before the Board or Committee.

               (e) Date of Grant of Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with
          Section 4 hereof, notwithstanding the fact that an Optionee may not have entered into an option agreement with the Company on such date. Notice of the grant of an Option shall be given to the Optionee within a reasonable time after the date of such grant.

          7. Eligibility. Options may be granted only to Outside Directors. All options shall be automatically granted in accordance with the terms set forth in
Section 4 hereof. The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which a Director or the Company may have to terminate such Director's directorship at any time.

          8. Term of Plan. The effective date of this Plan is May 23, 1994, the date upon which it was adopted by the Board. The Plan shall continue in effect through January 1, 2004, unless terminated sooner under Section 13 hereof.

          9. Fair Market Value and Form of Consideration.

               (a) Fair Market Value. The fair market value per share shall be determined as follows:

                    (i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the fair market value on any given day shall be the closing sale price for the Common Stock on such day, as reported in the Wall Street Journal or other newspaper of general circulation;

                    (ii) if the Common Stock is not listed on a national
               securities exchange, the fair market value on any given day shall be the closing sale price for the Common Stock on the NASDAQ National Market System on such day, as reported in the Wall Street Journal or other newspaper of general circulation;

                    (iii) if the Common Stock is not listed on a national
               securities exchange, is not admitted to unlisted trading privileges on any such exchange, and is not eligible for inclusion on the NASDAQ National Market System, the fair market value on any given day shall be the average of the closing representative bid and asked prices on such day, as reported on the NASDAQ System, and if not reported on such system, then as reported by the National Quotation Bureau, Inc. or such other publicly available compilation of the bid and asked prices of the Common Stock in any over-the-counter market on which the Common Stock is traded; or

                    (iv) if there exists no public trading market for the Common
               Stock, the fair market value on any given day shall be an amount determined by the Board or Committee in such manner as it may reasonably determine in its discretion, provided that such amount shall not be less than the book value per share as reasonably determined by the Board or Committee as of the date of determination nor less than the par value of the Stock.

               (b) Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash or such other form of consideration as the Board or Committee may determine, in its sole discretion, to be appropriate for payment, including but not limited to other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, or any combination of such methods of payment.

          10. Exercise of Option.

               (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof. An Option may not be exercised for a fraction of a Share, or for fewer than 100 shares.

               An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 9(b) hereof. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 hereof.

               Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option was exercised.

               (b) Termination of Status as a Director. If an Optionee ceases to serve as a Director, the Optionee may, but only within twelve (12) months after the date the Optionee ceases to be an Outside Director of the Company, exercise his or her Option to the extent the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise an Option at the date of such termination, or if the Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

               (c) Death of Optionee. In the event of the death of an Optionee occurring:

                    (i) during the term of the Option, and provided that the
               Optionee was at the time of death a Director of the Company and had been in Continuous Service as a Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Service a Director for six (6) months after the date of death.

                    (ii) within thirty (30) days after the termination of
               Continuous Service as a Director, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination of Continuous Service as a Director.

          11. Non-Transferability of Options. Except as permitted by the Board or Committee, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

          12. Changes In Capitalization; Fundamental Events.

               (a) Adjustments Upon Changes in Capitalization or Merger. The number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which Options have not yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, or options or rights to purchase shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

               (b) Dissolution, Liquidation, Merger or Sale of Assets.

                    (i) In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

                    (ii) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable and shall terminate in accordance with its terms.

          13. Amendment, Termination and Approval of the Plan. The Board may at any time amend or terminate the Plan, except that if any amendment to the Plan requires approval by the shareholders of the Company for continued applicability of Rule 16b-3 under the Exchange Act, or for initial or continued listing of the Common Stock or other securities of the Company upon any stock exchange, then such amendment shall be approved by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law. The foregoing provisions of this Section notwithstanding, no amendment or termination shall, without the consent of the holder of an Option, alter or impair any rights or obligations under any Option theretofore granted under the Plan except as is permitted pursuant to Section 12 of the Plan.

          14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of the NASD or any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law. Such Shares may also be issued with appropriate legends on stock certificates representing such Shares, and the Company may place stop transfer orders with respect to such Shares.

                Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

          15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board or Committee shall approve.

          17. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company.

                       CHILDREN'S BROADCASTING CORPORATION
                            5501 EXCELSIOR BOULEVARD
                              MINNEAPOLIS, MN 55416
                                 (612) 925-8840

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Children's Broadcasting Corporation, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 6, 1999, and hereby appoints James G. Gilbertson and Jill J. Theis, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of the Company to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, on June 22, 1999, at 10:30 a.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

1. To elect four directors for the ensuing year and until their successors shall be elected and duly qualified.

     |_| FOR all nominees listed below       |_| WITHHOLD AUTHORITY
         (except as marked to the contrary       to vote for all nominees listed
         below)                                  below

           CHRISTOPHER T. DAHL, RICHARD W. PERKINS, MICHAEL R. WIGLEY,
                               WILLIAM E. CAMERON

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

     ---------------------------------------------------------------------------

2. To consider and vote upon an amendment to the Company's 1994 Director Stock Option Plan which would increase the number of shares reserved for issuance thereunder from 125,000 to 500,000.

     |_|  FOR              |_|  AGAINST              |_|  ABSTAIN

3. To ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

     |_|  FOR              |_|  AGAINST              |_|  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and, if not previously furnished, a certificate or other evidence of appointment should be furnished. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.




Dated:
      -------------------------------   ----------------------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.